Contact:	John D. Liu,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS RECORD ANNUAL REVENUE AND

EARNINGS; DIVIDEND INCREASED TO $0.45

•	Quarterly revenue up 33% and earnings per share up 50% compared to prior year
•	Record annual total revenue, up 38% over 2006
•	Record annual advisory revenue, up 75% over 2006
•	Record annual earnings per share, up 57% over 2006
•	Dividend increased by 18%; dividend now more than five times its initial level
•	Share repurchase authority increased to $100 million
•	Firm to expand with opening of San Francisco office

NEW YORK, January 31, 2008 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $400.4 million and net income of $115.3 million for the year ended December 31, 2007. Diluted earnings per share were $4.01 per share for the year ended December 31, 2007.

The Firm’s 2007 revenues compare with revenues of $290.6 million for 2006, which represents an increase of $109.8 million or 38%. The Firm’s 2007 net income and diluted earnings per share compare with $75.7 million of net income and $2.55 of diluted earnings per share, respectively, for the year ended December 31, 2006, representing increases of 52% and 57%, respectively.

The Firm’s fourth quarter revenues were $97.0 million, which compare with revenues of $72.7 million for the fourth quarter of 2006, representing an increase of $24.3 million or 33%. The Firm’s fourth quarter net income was $28.5 million, which compares with net income of $20.0 million in the fourth quarter of 2006, representing an increase of $8.5 million or 43%. Diluted EPS for the fourth quarter of 2007 was $1.02, which compares against $0.68 for the fourth quarter of 2006, representing an increase of $0.34 per share or 50%.

The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results.

“We are pleased to report another quarter and full year of outstanding results, particularly in the face of the economic and market turmoil that began several months ago. Our employee productivity, advisory revenue, total revenue and net income all rose to new records for the year. We finished with a strong fourth quarter relative to all the benchmarks on which we focus. In achieving these results, we benefited from a substantial increase in the number of large transactions on which we advised, which is a direct result of the strengthening of our brand name, the extension of our efforts in recent years to new geographies and new industries, and the fact that clients increasingly prefer un-conflicted advice from an independent firm,” Robert F. Greenhill, Chairman, commented.

“A major source of our success in growing advisory revenue faster than our major competitors continues to be the fact that we focus on serving major corporations worldwide rather than private equity or hedge funds. We believe we are therefore well positioned to benefit from the recent meaningful shift in M&A activity toward strategic rather than private equity deals. While the types of transactions on which we are advising have changed since credit conditions tightened, advisory activity levels at Greenhill’s offices have remained strong in both the U.S. and Europe,” Scott L. Bok, Co-Chief Executive Officer, said.

“Another source of our success has been our diversity of revenue sources. Over our Firm’s 12 year life, the diversity of our revenue sources has served us well as economic and market conditions have changed. Our geographic diversity was of particular benefit to us in 2007 in that European clients contributed well over half the Firm’s advisory revenue. Our diversity in terms of transaction type has also proved valuable over time. While restructuring-related advisory activity was at a cyclical low in 2007, we have benefited strongly from such assignments in the past and expect to do so again if economic conditions worsen. Finally, while our revenue in 2007 was derived predominantly from our advisory business, our merchant banking business was a major revenue source in the prior two years. We are pleased with the development of our initial investments in our second fund, and the current more difficult economic conditions should present additional attractive investment opportunities going forward,” Simon A. Borrows, Co-Chief Executive Officer, added.

Revenues

Revenues By Source

The following provides a breakdown of total revenues by source for the three month periods and years ended December 31, 2007 and 2006, respectively:

	For the Three Months Ended
	December 31, 2007		December 31, 2006
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial Advisory	$87.0	90%	$59.1	81%
Merchant Banking Fund Management & Other	10.0	10%	13.6	19%
Total Revenues	$97.0	100%	$72.7	100%

	For the Year Ended
	December 31, 2007		December 31, 2006
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial Advisory	$366.7	92%	$209.8	72%
Merchant Banking Fund Management & Other	33.7	8%	80.8	28%
Total Revenues	$400.4	100%	$290.6	100%

Historical Revenue by Source

	For the Year Ended December 31,
	2007	2006	2005	2004	2003
Financial Advisory	$366.7	$209.8	$142.1	$130.9	$121.3
Merchant Banking Fund Management & Other	33.7	80.8	79.1	21.0	5.4
Total Revenue	$400.4	$290.6	$221.2	$151.9	$126.7

Financial Advisory Revenues

Full Year

Financial advisory revenues were $366.7 million in the year ended December 31, 2007 compared to $209.8 million in the year ended December 31, 2006, which represents an increase of 75%. At the same time, worldwide completed M&A volume increased by 25%, from $3,055 billion in 2006 to $3,830 billion in 20071, and aggregate advisory revenue reported by four leading investment banks that publicly disclose their advisory fee revenue increased by 53% from $6.4 billion in 2006 to $9.9 billion in 20072. From a longer term perspective, our 2007 financial advisory revenues were 241% higher than in 2002, while the aggregate advisory revenue reported by the four larger firms was 175% higher than in 2002.

We earned advisory revenue from 74 different clients in 2007, compared to 72 in 2006. We earned $1 million or more from 47 clients in 2007, compared to 45 in 2006. The ten largest fee-paying clients contributed 56% to our total revenues, and only one of those clients had in any prior year been among our ten largest fee-paying clients. One client represented approximately 12% of total revenues in 2007 and one client represented 10% of total revenues in 2006.

______________
[1]	Source: Thompson Financial as of January 22, 2008.
[2]	Data for three of the four investment banks reflect November fiscal year ends.

Historical Financial Advisory Revenue by Client Location

	For the Year Ended December 31,
	2007	2006	2005	2004	2003
United States	36%	47%	44%	54%	48%
Europe	58%	51%	55%	43%	44%
Canada, Latin America & Other	6%	2%	1%	3%	8%

Historical Financial Advisory Revenue by Industry

	For the Year Ended December 31,
	2007	2006	2005	2004	2003
Communications & Media	12%	15%	21%	29%	24%
Consumer Goods & Retail	20%	4%	8%	25%	26%
Financial Services	26%	10%	12%	17%	15%
Technology	2%	4%	2%	1%	7%
Energy & Utilities	6%	7%	6%	10%	9%
Real Estate, Lodging & Leisure	5%	4%	1%	4%	1%
General Industrial & Other	29%	56%	50%	14%	18%

The increase in our financial advisory revenues in 2007 reflected generally high levels of M&A volume, increasing demand for independent advisors and our continuing business development efforts.

Fourth Quarter

Financial advisory revenues were $87.0 million in the fourth quarter of 2007 compared to $59.1 million in the fourth quarter of 2006, which represents an increase of 47%.

Completed assignments in the fourth quarter of 2007 included:

•	the sale of Ceridian Corporation to a consortium including Thomas H. Lee Partners and Fidelity National Financial;
•	the acquisition by Fortis SA/NV, as part of a consortium, of ABN AMRO Holding NV;
•	the acquisition by IHOP Corp. of Applebee’s International, Inc.;
•	the sale of Oakland Mall LLC to a consortium including California State Teachers’ Retirement System and Urban Retail Properties;
•	the sale of Rentokil Initial plc’s French Electronic Security business to United Technologies Corp.;
•	the sale of Schenck Process Holding GmbH by HgCapital to Industri Kapital Limited; and
•	the restructuring and merger of Visa USA with certain of its international affiliates.

The increase in our financial advisory revenues in the fourth quarter of 2007 reflected generally high levels of M&A volume, increasing demand for independent advisors and our continuing business development efforts.

The Firm also announced during the fourth quarter of 2007 the recruitment of Douglas J. Black Q.C. (Senior Partner and Vice Chairman of Fraser Milner Casgrain LLP, a prominent Canadian law firm) as Senior Advisor for the Canadian region and John P. Frazee, Jr. (retired President/COO and Director of Sprint Corporation, retired Chairman and CEO of Centel Corporation) as Senior Advisor for the New York office.

In January 2008, we announced the recruitment of Andrew Woeber (former Managing Director of Morgan Stanley) to open a San Francisco office. This will bring our total Managing Director and Senior Advisor count to 44.

Merchant Banking Fund Management & Other

The following table sets forth additional information relating to our merchant banking fund management and other income:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2007	2006	2007	2006
	(in millions, unaudited)
Management fees	$4.6	$3.9	$17.3	$15.2
Net realized and unrealized gains on investments in merchant banking	3.4	5.0	7.0	27.1
Merchant banking overrides	0.2	3.1	1.8	34.6
Other unrealized investment income	0.3	0.6	2.2	0.8
Interest income	1.5	1.0	5.4	3.1
Merchant banking & other revenues	$10.0	$13.6	$33.7	$80.8

Full Year

For the year ended December 31, 2007, the Firm earned $33.7 million in merchant banking fund management and other revenues compared to $80.8 million in 2006, a 58% decrease. This decrease is primarily due to lower realized and unrealized principal investment gains and related profit overrides, offset by greater interest income and slightly higher asset management fees resulting from greater assets under management. For the year ended December 31, 2007, Greenhill Capital Partners (“GCP”) invested a total of $187 million in new investments and add-on investments in existing portfolio companies, as compared to $217 million for the year ended December 31, 2006.

Fourth Quarter

The Firm earned $10.0 million in merchant banking fund management and other revenues in the fourth quarter of 2007 compared to $13.6 million in the fourth quarter of 2006, a 27% decrease. This decrease is primarily due to lower principal investment gains in the GCP portfolio and related profit overrides, offset by greater interest income and higher management fees.

During the fourth quarter of 2007, GCP sold in the open market substantial portions of its remaining share holdings of Crown Castle International Corp. (NYSE: CCI) and Heartland Payment Systems (NYSE: HPY). Both sales were made at significant premiums to the original cost basis of the investments. In addition, GCP made an in-kind distribution of its remaining holdings of Energy Transfer Equity (NYSE: ETE).

In terms of new investment activity during the fourth quarter of 2007, GCP invested an additional $10.0 million (10% of which was Firm capital), consisting of add-on investments in existing portfolio companies, as compared to $119 million (10% of which was Firm capital) invested in the same period in 2006.

In December 2007 the Firm completed the final closing of its European mid-market buyout fund, Greenhill Capital Partners Europe L.P. (GCPE). The total committed capital as of the final closing was £191 million. During 2007, GCPE invested £11 million ($22.0 million) in a new investment (21% of which was Firm capital).

Greenhill SAVP, our venture capital fund invested $15.2 million in six portfolio companies during 2007 (13% of which was Firm capital). In addition, in the fourth quarter of 2007, we invested an additional $0.3 million in Barrow Street Capital III, LLC, a real estate private equity fund with which we have been associated.

“We entered the current more difficult market climate with modest leverage on our major investments, little exposure to the most negatively impacted industry sectors and with substantial funds available to be invested from all three of our current funds. We are hopeful that current market conditions will provide attractive opportunities for investing new capital, as was the case for us in the period of the last economic downturn from 2001 through 2003,” Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.

Expenses

Operating Expenses

Our total operating expenses for the year ended December 31, 2007 were $223.2 million, which compares to $171.5 million of total operating expenses for the year ended December 31, 2006. This represents an increase in total operating expenses of $51.7 million or 30%, reflecting principally an increase in compensation expense which is described in more detail below. The pre-tax income margin was 44% in 2007 and 40% in 2006.

Fourth Quarter

Our total operating expenses for the fourth quarter of 2007 were $53.7 million, which compares to $44.6 million of total operating expenses for the fourth quarter of 2006. This represents an increase in total operating expenses of $9.1 million or 20%, reflecting principally an increase in compensation expense which is described in more detail below. The pre-tax income margin was 45% in the fourth quarter of 2007 compared to 38% in the fourth quarter of 2006.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2007	2006	2007	2006
	(in millions, unaudited)
Employee Compensation & Benefits Expenses	$43.9	$34.1	$183.5	$134.1
% of Revenues	45%	47%	46%	46%
Non-Compensation Expenses	9.8	10.5	39.7	37.4
% of Revenues	10%	14%	10%	13%
Total Operating Expenses	53.7	44.6	223.2	171.5
% of Revenues	55%	61%	56%	59%
Minority Interest in Net Income of Affiliates	0.1	0.1	0.1	1.9
Total Income Before Tax	43.2	28.0	177.1	117.3
Pre-tax Income Margin	45%	38%	44%	40%

“We again kept our non-compensation expense growth significantly lower than our growth in revenues, demonstrating the scalability of our business model. In addition, we are pleased at our continuing ability to maintain a compensation ratio that is beneficial for our shareholders,” said John D. Liu, Chief Financial Officer.

Compensation and Benefits Expenses

Full Year

For the year ended December 31, 2007, our employee compensation and benefits expenses were $183.5 million, which compares to $134.1 million of compensation and benefits expense for the year ended December 31, 2006. The increase of $49.4 million or 37% is primarily due to the higher level of revenues in 2007 compared to 2006. For the years ended December 31, 2007 and 2006, the ratio of compensation to revenues remained constant at 46%.

Fourth Quarter

Our employee compensation and benefits expenses in the fourth quarter of 2007 were $43.9 million, which reflects a 45% ratio of compensation to revenues. This amount compares to $34.1 million for the fourth quarter of 2006, which reflected a 47% ratio of compensation to revenues. The increase of $9.8 million or 29% is primarily due to a higher level of revenues for the fourth quarter of 2007 compared to the comparable period in 2006.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular quarter depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular quarter may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Full Year

For the year ended December 31, 2007, our non-compensation expenses were $39.7 million, which compared to $37.4 million for the year ended December 31, 2006, representing an increase of 6%. The increase is principally related to an increase in interest expense related to greater short-term borrowings, slightly higher occupancy and other costs associated with new office space in London, Frankfurt, New York and Toronto, and greater travel and information service costs, offset in part by realized foreign currency gains and a decrease in provisions for legal contingencies in 2007 as compared to 2006.

Non-compensation expenses as a percentage of revenues were 10% and 13% for the years ended December 31, 2007 and 2006, respectively.

Fourth Quarter

Our non-compensation expenses were $9.8 million in the fourth quarter of 2007, which compared to $10.5 million in the fourth quarter of 2006, representing a decrease of 7%. The decrease is principally related to realized foreign currency gains offset by higher interest expense related to greater short-term borrowings in the fourth quarter of 2007 as compared to the same period in 2006.

Non-compensation expenses as a percentage of revenues in the three months ended December 31, 2007 were 10% compared to 14% for the same period in the prior year.

The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, the amount of short term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.

Provision for Income Taxes

Full Year

For the year ended December 31, 2007, the provision for taxes was $61.8 million, which reflects an effective tax rate of approximately 35%. This compares to a provision for taxes for the year ended December 31, 2006 of $41.6 million, which reflects an effective tax rate of approximately 36% for the year. The increase in the provision for taxes in 2007 as compared to 2006 principally results from higher pre-tax income partially offset by a slightly lower effective tax rate based on the fact that a greater proportion of our pre-tax income was earned in lower tax rate jurisdictions.

Fourth Quarter

The provision for taxes in the fourth quarter of 2007 was $14.7 million, which reflects an effective tax rate of approximately 34%. This compares to a provision for taxes in the fourth quarter of 2006 of $8.0 million, which reflects an effective tax rate of approximately 29% for the period. The increase in the provision for taxes principally results from higher pre-tax income in the period. The lower effective rate in the fourth quarter of 2006 as compared to the same period in 2007 primarily resulted from a reduction in the estimated annual state tax rate which was recorded during the fourth quarter of 2006.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2007, our cash and short-term investment securities totaled $191.7 million, our investments totaled $98.0 million and we had $86.5 million in short-term debt.

We had total commitments (not reflected on our balance sheet) relating to future investments in GCP, GCPE, Greenhill SAVP and other merchant banking activities of $82.3 million as of December 31, 2007. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates.

The Firm did not repurchase any shares of its common stock in open market during the fourth quarter of 2007. In January of 2008, our Board of Directors increased our authorization to repurchase shares of our common stock so that we now have authorization to repurchase up to $100 million of common stock.

“Repurchasing shares has been another means for us to return cash to shareholders. We were opportunistic in aggressively repurchasing shares on market weakness in 2007, and we will continue to monitor market conditions to seek to reduce our share count at favorable prices,” said John D. Liu, Chief Financial Officer.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on March 19, 2008 to common stockholders of record on March 5, 2008.

“We see dividends as both an indication to shareholders of our confidence in the ongoing earnings capacity of our business and as an important means of returning value to our shareholders given our strong balance sheet and the low capital requirements of our business,” John D. Liu, Chief Financial Officer, commented.

Greenhill & Co., Inc. is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London, Frankfurt, Toronto and Dallas.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2007	2006	2007	2006
Revenues
Financial advisory fees	$86,957,417	$59,124,600	$366,662,286	$209,849,768
Merchant banking revenue	8,494,571	12,605,028	28,304,543	77,640,023
Interest income	1,545,414	1,011,158	5,455,582	3,155,774
Total Revenues	96,997,402	72,740,786	400,422,411	290,645,565
Expenses
Employee compensation and benefits	43,893,245	34,085,511	183,456,281	134,133,733
Occupancy and equipment rental	2,697,703	2,304,550	9,780,212	8,973,490
Depreciation and amortization	1,130,743	958,948	4,228,714	3,008,579
Information services	1,202,300	1,079,051	5,149.724	4,349,274
Professional fees	1,343,448	766,044	4,326,002	3,410,404
Travel related expenses	1,792,016	2,046,190	6,782,611	5,819,923
Other operating expenses	722,160	3,043,253	6,474,027	11,165,830
Interest expense	942,607	364,006	3,023,763	627,286
Total Expenses	53,724,222	44,647,553	223,221,334	171,488,519
Income before Tax and Minority Interest	43,273,180	28,093,233	177,201,077	119,157,046
Minority interest in net income of affiliates	64,506	103,331	91,610	1,858,119
Income before Tax	43,208,674	27,989,902	177,109,467	117,298,927
Provision for taxes	14,682,659	7,979,707	61,833,195	41,632,982
Net Income	$28,526,015	$20,010,195	$115,276,272	$75,665,945
Average common shares outstanding:
Basic	27,884,741	29,432,530	28,634,769	29,518,085
Diluted	27,995,716	29,600,815	28,728,293	29,627,747
Earnings per share
Basic	$1.02	$0.68	$4.03	$2.56
Diluted	$1.02	$0.68	$4.01	$2.55